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                                 EXHIBIT 21.1
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     The following are wholly-owned subsidiaries of Bush Industries, Inc.:

           Bush Industries of Pennsylvania, Inc., a Delaware Corporation;
           Bush Industries of Ohio, Inc., a Delaware Corporation
           Bush Management, Inc., a Florida Corporation;
           Bush Service Group, Inc., a Delaware Corporation;
           Bush Industries De Mexico, S.A. DE C.V., a Mexican Corporation; and Bush Comercial De Mexico, S.A. DE C.V., a Mexican Corporation